Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4 and related Prospectus of S&P Global Inc. for the offer to exchange the outstanding registered notes for any and all outstanding restricted notes set forth therein and to the incorporation by reference therein of our reports dated February 8, 2022, with respect to the consolidated financial statements and schedule of S&P Global Inc., and the effectiveness of internal control over financial reporting of S&P Global Inc., included in S&P Global Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission and our report dated January 24, 2022, with respect to the consolidated financial statements of IHS Markit Ltd. for the year ended November 30, 2021, incorporated by reference in S&P Global Inc.’s Current Report on Form 8-K/A filed with the SEC on March 4, 2022.

/s/ Ernst & Young LLP

New York, New York

January 13, 2023